AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated September 28, 2009, and is by and between Qualsec, a Wyoming corporation (the “Company”) and Vitamin Spice, LLC, a Delaware limited liability company (“Vitamin Spice”).

R E C I T A L S

WHEREAS, the shareholders of Vitamin Spice ("Shareholders") own the membership interests of Vitamin Spice as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding membership interests of Vitamin Spice (the “Vitamin Spice Interests”);

WHEREAS,  the Company is a public company, required to file reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

WHEREAS, the Board of Directors of the Company and Vitamin Spice deem it advisable that the acquisition by the Company of Vitamin Spice be effected through an exchange (the "Exchange") of Vitamin Spice Interests pursuant to this Agreement;

WHEREAS, the Company desires to acquire all of the outstanding Vitamin Spice Interests for shares of Common Stock of the Company.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  EXCHANGE

1.01  Exchange.  The Shareholders shall exchange all of their Vitamin Spice Shares for a total of 100,000,000 shares of Common Stock of the Company (the "Common Stock") at the Closing of this Agreement. Giving effect to certain issuances for conversion of debt pursuant to Section 6.01 hereof, and a 1-for-30 reverse stock split to be effected in the next 30 days, there shall be 121,000,000 shares of Common Stock outstanding after Closing.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on or before September 28, 2009 at the corporate offices of Vitamin Spice.

1.03.

Deliveries.  Upon Closing, the parties are delivering the following documents:

1.03(a).  The items and documents set forth in Sections 1.01 and 1.02.

1.03(b).  The Company shares of Common Stock described in Section 1.02.

1.03(c).  The Company shall deliver the resignations of all of its current officers and directors, and board resolutions electing Edward Bukstel,  and Dror Rom to the Board of Directors of the Company, Edward Bukstel as President and CFO  and Dror Rom as Secretary.

1.04.

Filings.  Immediately following the Closing, the Company shall file the following documents:

1.04(a).  A Current Report on Form 8-K with the U.S. Securities and Exchange Commission, reporting the transactions set forth in this Agreement.

1.04(b).  An information statement with the U.S. Securities and Exchange Commission changing the name of the Company to "Vitamin Spice" or a similar name as may be determined by the Board of Directors.

II.

REPRESENTATIONS AND WARRANTIES OF VITAMIN SPICE AND COFFEE

Vitamin Spice represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.  Organization.

2.01(a).  Vitamin Spice is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; Vitamin Spice has the  power and authority to carry on its business as presently conducted; and Vitamin Spice is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.  Capitalization.

2.02(a).  The membership interests of  Vitamin Spice is as set forth on Exhibit 2.02(a).  All of the issued and interests of Vitamin Spice are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).  Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of Vitamin Spice.

2.03.

Subsidiaries and Investments.  Vitamin Spice does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

2.04.

Financial Statements.  The financial statements of Vitamin Spice as of and for the two years ended June 30, 2009, including the balance sheets as of June 30, 2009 and 2008 and the related audited statement of operations, cash flows and changes in stockholders' equity for the two years then ended present fairly the financial position and results of operations of Vitamin Spice, on a consistent basis. The audit of such financial statements shall be completed within 4 business days of the Closing.

2.05.

No Undisclosed Liabilities.  To the best knowledge of Vitamin Spice, other than as described in Exhibit 2.05 attached hereto, Vitamin Spice is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to  become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.06.

Absence of Material Changes.  Since June 30, 2009, except as described in any Exhibit attached hereto or as required or permitted under this Agreement, there has not been:

2.06(a).  any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Vitamin Spice, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

2.06(b).  any redemption, purchase or other acquisition of any shares of the capital stock of Vitamin Spice, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Vitamin Spice relating to their authorized or issued capital stock; or

2.06(c).  any change or amendment to the Certificate of Incorporation of Vitamin Spice.

2.07.

Litigation.   Except as set forth in Exhibit 2.07 attached hereto, to the best knowledge of Vitamin Spice there is no litigation, proceeding or investigation pending or threatened against Vitamin Spice affecting any of its properties or assets against any officer, director, or stockholder of Vitamin Spice that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Vitamin Spice or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.08.

Title To Assets.  Vitamin Spice has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the  Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

2.09.

Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between Vitamin Spice, and any officer, director, or stockholder of Vitamin Spice, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

2.10.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Vitamin Spice, or any agreement, contract or instrument to which Vitamin Spice is a party or by which it or any of its assets are bound.

2.11.

Disclosure.  To the actual knowledge of Vitamin Spice, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Vitamin Spice in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.12.

Authority.  Vitamin Spice has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Vitamin Spice and, other than the approval by the Shareholders of Vitamin Spice described in Section 6.04, no other corporate proceedings on the part of Vitamin Spice are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Vitamin Spice as follows, as of the date of this Agreement and as of the Closing:

3.01.  Organization.

3.01(a).  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b).  The copies of the Articles of Incorporation, of the Company, as certified by the Secretary of State of Wyoming, and the Bylaws of the Company are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Vitamin Spice that have not also been delivered to Vitamin Spice.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and Preferred Stock, no par value per share, of which 21,000,000 shares will be outstanding at Closing giving effect to the Reverse Split, and no shares of preferred stock.  All outstanding shares are and will be duly authorized, validly issued, fully paid and non-assessable.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities.  Other than as described in Exhibit 3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

3.06.

Litigation.   There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.07.

Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

3.08.

Contracts and Undertakings.  Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect.  The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

3.09.

Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Vitamin Spice and are complete and correct and include all amendments, supplements or modifications thereto.

3.10.

Transactions with Affiliates,  Directors and Shareholders.  Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

3.11.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.12.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Vitamin Spice and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.13.

Financial Statements.  The financial statements of the Company set forth in its Form 10K for the year ended December 31, 2008 and its Form 10-Q for the quarter ended June 30, 2009 present fairly the financial position and results of operations of the Company, on a consistent basis.

3.14.

Absence of Material Changes.  Since June 30, 2009, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

3.14(a).  any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

3.14(b).  any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by Vitamin Spice relating to their authorized or issued capital stock.

3.14(c).  any amendment to the Certificate of Incorporation of the Company.

3.15

Securities Law Compliance

3.15(a)

The Company's common stock is registered under Section 12(g) of the Exchange Act.  The Company has filed all reports and other material required to be filed by it with the SEC pursuant to Section 15(d).  Such filed reports and materials do not contain any misstatements of material facts, nor do they omit any material information required to be stated therein or necessary to prevent the statements therein from becoming misleading.

3.15(b)

The currently outstanding common stock of the Company was issued pursuant to the Registration Statement or valid exemptions from registration under the Securities Act of 1933 pursuant to Regulation D promulgated thereunder.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and Vitamin Spice contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of Vitamin Spice.  The obligations of Vitamin Spice under this Agreement shall be subject to each of the following conditions:

5.01(a).  The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01(b).  No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).  All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).  The representations and warranties of Vitamin Spice herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Vitamin Spice shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).  No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).  All statutory requirements for the valid consummation by Vitamin Spice of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Vitamin Spice of the transactions contemplated by this Agreement shall have been obtained.

VI.

CERTAIN AGREEMENTS

6.01.

Reverse Stock Split; Debt Conversion and other Share Issuances.  The Company has pending a 1-for-30 reverse stock split (the “Reverse Split”).  The Reverse Split has been approved by shareholders and filed with the Wyoming Secretary of State, but it has not yet been effected on the OTC Bulletin Board. All share numbers in this Agreement give effect to the Reverse Split.  The Company has outstanding $130,000 in convertible notes. At Closing, the Company warrants and represents that the holders of the convertible notes shall convert their shares into approximately 15,793,333 shares of common stock, which shall be issued without restrictive legend if the requirements of Rule 144 can be shown to be met. The Company will also issue 50,000 restricted shares to Learned J. Hand for his services as an officer and director.

6.02.

Reporting Requirements.  The Company shall file all reports required by Section 15(d) of the Securities Act of 1933 and shall maintain its books and records in accordance with Sections 12 and 13 of the Securities Exchange Act of 1934.  The parties agree that the failure of the Company to make such filings with the Securities and Exchange Commission shall constitute a material breach of this Agreement.

6.03.

Class A Senior Preferred Stock. The Company and Vitamin Spice agree that as soon as Articles of Amendment can be filed with the Wyoming Secretary of State, that Edward Bukstel shall exchange  his 42,092,263 shares of Company common stock received hereunder into a like number of shares of Class A Senior Preferred Stock, with the rights and preferences set forth on Exhibit 6.03 hereto.

6.03.

Investment Letters.  Each member of Vitamin Spice shall enter into an investment letter in the form appended to this Agreement to manifest his agreement to the terms of the exchange.

VII.

MISCELLANEOUS

7.01.

Finder's Fees, Investment Banking Fees.  Neither Vitamin Spice nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

7.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called ‘tax-free’ reorganization under the provisions of Section 368 of the Code.  The Company and Vitamin Spice acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

7.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

7.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

7.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

//remainder of page intentionally left blank.

7.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Wyoming (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Wyoming.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

QUALSEC

VITAMIN SPICE, LLC

By:

By:

Name:

Learned J. Hand

Name:

Edward Bukstel

Title:

Chief Executive Officer

Title:

Manager

SCHEDULE I

NUMBER OF UNITS

NUMBER OF

OF VITAMIN SPICE

SHARES OF

INTERESTS

COMPANY

NAMES OF

OWNED AND

COMMON STOCK

SHAREHOLDERS

TO BE DELIVERED

 TO BE RECEIVED

Edward Bukstel

182,000

42,092,264

Dror Rom

118,643

27,439,300

David McTamney

40,395.5

9,341,360

Boas Gonen

43,000

9,944,875

Steve Koeck

8,038.5

1,859,113

James Roddin

8,038.5

1,859,113

Tom Monteleone

8,038.5

1,859,113

Brian Santangelo

8,038.5

1,859,113

Roni Nissan

8,196

1,895,539

International Business Development             8,000

                                1,850,210

     Totals

432,383.5

100,000,000

Vitamin Spice Exhibit 2.02(a)

Capitalization

Class

Authorized

Outstanding

Units

NA

432,383.5

Vitamin Spice Exhibit 2.02(b)

Options and Warrants

All options are exercisable at $11.56 per unit:

Recipient

Option Grant

Vesting Period

Jennifer Buchanan

2,500

18 months (quarterly basis)

Ciji Russell

2,000

18 months (quarterly basis)

Dror Rom

5,000

18 months (quarterly basis)

Dave McTamney

5,000

18 months (quarterly basis)

Boas Gonen

2,000

18 months (quarterly basis)

Tom Monteleone

5,000

18 months (quarterly basis)

Edward Bukstel

5,000

18 months (quarterly basis)

Steve Koeck

2,500

18 months (quarterly basis)

Tamara Kullback

5,000

18 months (quarterly basis)

(with incentive milestones, based upon performance)

Richard Seelig, MD

5,000

18 months (quarterly basis)

(with incentive milestones, based upon performance)

Roni Nissan

1,500

18 months (quarterly basis)

James Roddin

2,000

18 months (quarterly basis)

Brian Santangelo

1,500

18 months (quarterly basis)

Vitamin Spice Exhibit 2.03

None

Vitamin Spice Exhibit 2.05

Undisclosed Liabilities

None

Vitamin Spice Exhibit 2.07

Litigation

None

Vitamin Spice Exhibit 2.08

Title to Assets

None

Vitamin Spice Exhibit 2.09

Interested Transactions

Company Exhibit 3.05

Undisclosed Liabilities

None

Company Exhibit 3.08

Contracts

The company has a contract with Stalt, Inc. as transfer agent.  The transfer agent is entitled to charge for additional services, such as mailings, copies of shareholder lists, etc.

Company Exhibit 3.10

Interested Transactions

None except as stated in the 10-K.